   As filed with the Securities and Exchange Commission on January 29, 1999

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant  /x/
Filed by a party other than the registrant  / /

Check the appropriate box:
/x/ Preliminary Proxy Statement               / / Confidential, for Use of
/ / Definitive Proxy Statement                    the Commission Only
/ / Definitive Additional Materials               (as permitted by Rule
/ / Soliciting Material Pursuant to               14a-6(e)(2))
    Rule 14a-11(c) or Rule 14a-12

                         THE EMERGING MEXICO FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5)  Total fee paid:
--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
--------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3)  Filing Party:
--------------------------------------------------------------------------------
(4)  Date Filed:
--------------------------------------------------------------------------------

                        THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                            ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 30, 1999

                             ---------------------

To the Stockholders of
The Emerging Mexico Fund, Inc.:

     Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of The Emerging Mexico Fund, Inc. (the "Fund") will be held at the offices of Brown & Wood LLP, One World Trade Center, New York, New York on March 30, 1999 at 10:30 A.M., for the following purposes:

   (1) To consider and act upon a proposal to liquidate and dissolve the Fund, as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund; and

   (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has unanimously determined that a complete liquidation of the Fund in accordance with the terms of the Plan is in the best interests of the Fund and its stockholders. The Board of Directors strongly urges you to approve the Plan. Subject to receipt of the requisite stockholder approval and the satisfactory resolution of any and all claims pending against the Fund and its Board of Directors, stockholders remaining in the Fund can expect to receive a liquidation distribution, in cash, as soon as reasonably practicable. However, there is no minimum distribution to stockholders. The Fund will not liquidate until all claims are resolved. When the Plan becomes effective, the stockholders' respective interests in the Fund's assets shall not be transferable by negotiation of the share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange, Inc.

     The Board of Directors has fixed the close of business on January 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

     A complete list of the stockholders of the Fund entitled to vote at the Meeting will be available and open to the examination of any stockholder of the Fund for any purpose germane to the Meeting during ordinary business hours from and after March 16, 1999, at the offices of the Fund, c/o Mitchell Hutchins Asset Management, Inc., 1285 Avenue of the Americas, New York, New York.

     You are cordially invited to attend the Meeting. Stockholders who do not expect to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose. The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund.


                                     By Order of the Board of Directors


                                     Thomas R. Smith, Jr.
                                     Secretary

New York, New York
Dated: February   , 1999


YOUR VOTE IS IMPORTANT--Please execute and return the enclosed proxy promptly, whether or not you plan to attend the Special Meeting of Stockholders of The Emerging Mexico Fund, Inc.

                         THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019


                        SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 30, 1999

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Emerging Mexico Fund, Inc., a Maryland corporation (the "Fund"), to be voted at the Special Meeting of Stockholders of the Fund and at any adjournments thereof (the "Meeting") to be held at the offices of Brown & Wood LLP, One World Trade Center, New York, New York on March 30, 1999 at 10:30 A.M. The approximate mailing date of this Proxy
Statement is February   , 1999.

     The purpose of the Meeting is to consider a proposal to liquidate and dissolve the Fund as set forth in the Plan of Liquidation and Dissolution (the "Plan") adopted by the Board of Directors of the Fund on November 30, 1998. All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, proxies will be voted FOR approval of the Plan. Any proxy may be revoked at any time prior to the exercise thereof by giving written notice to the Secretary of the Fund at the Fund's address indicated above or by voting in person at the Meeting.

     The Board of Directors has fixed the close of business on January 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Stockholders on the record date will be entitled to one vote for each share held, with no shares having cumulative voting rights. As of January 15, 1999, the Fund had outstanding 10,277,431 shares of Common Stock, par value $0.10 per share. Persons who, to the knowledge of the Fund, beneficially own more than five percent of its outstanding shares are listed herein under "Stock Ownership of Certain Beneficial Owners."

     The Board of Directors of the Fund knows of no business other than that mentioned in Item 1 of the Notice of Meeting which will be presented for consideration at the Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

     The Fund is a non-diversified, closed-end management investment company whose shares trade on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MEF." The Fund commenced operations on October 11, 1990, with the objective of seeking long-term capital appreciation through investments primarily in Mexican equity securities. The Fund's investments have been managed by Santander Management Inc. (the "Investment Adviser"), located at P.O. Box N-1682, Bahamas Financial Centre, Charlotte and Shirley Streets, Nassau, Bahamas since the Fund's inception in 1990. As of

December 31, 1998, the Investment Adviser and its affiliates had over $ million in assets under management. Gestion Santander Mexico, S.A. de C.V., located at Reforma No. 221, Col. Cuauhtemoc 06500 Mexico, D.F., an affiliate of the Investment Adviser and the Fund's sub-adviser, provides investment advisory services relating to Mexican securities to the Fund. The Fund's administrator is Mitchell Hutchins Asset Management Inc., located at 1285 Avenue of the Americas, New York, New York 10019.


                  PROPOSAL TO LIQUIDATE AND DISSOLVE THE FUND

BACKGROUND

     Shares of closed-end equity funds typically trade in the marketplace at a discount to their net asset value (the "discount"). This has been true in the case of the Fund as well as the other Latin America closed-end single country equity funds. Thus, the market price paid for the Fund's shares generally has been less than the underlying value of the Fund's portfolio. For example, during 1998 the average discount of the Fund's shares was approximately 18.15%. These discounts do not always prevail, however, since at times in 1993, 1994 and 1995 the Fund's shares traded at a premium to their net asset value.

     The Board of Directors over the years has discussed the significance of the existence of the discount and the impact on stockholders. The Board of Directors has discussed and considered various alternative strategies to address the discount, including instituting share repurchases, making tender offers for outstanding shares, instituting a managed dividend, utilizing leverage, combining with other funds, converting to an open-end fund, and liquidating the Fund's assets. The Board of Directors in the past, however, has consistently concluded that it was in the best interests of the Fund and its stockholders to maintain the current closed-end format, because, in the view of the Board of Directors and the Investment Adviser, the closed-end format was the best structure for a fund investing in Mexico with the Fund's investment strategies. In the Investment Adviser's view, many attractive equity investment opportunities in Mexico could be found in the small- and mid-capitalization and less liquid sectors of the Mexican equity market. An open-end structure would severely disrupt this portfolio strategy and would force the sale of securities in a relatively illiquid market at times when it would hurt the Fund and its stockholders.

     At the Fund's 1998 Annual Meeting of Stockholders held on June 24, 1998 (the "1998 Annual Meeting"), a stockholder submitted a proposal recommending that the Board of Directors take action to convert the Fund to an open-end fund as a means to eliminate the discount. The non-binding stockholder recommendation received affirmative votes representing 71.2% of the shares voted on the proposal, or 44.8% of the shares outstanding.

     The Board of Directors took very seriously the vote of the stockholders at the 1998 Annual Meeting and it continued to consider methods to eliminate the discount. Since the 1998 Annual Meeting, the Board of Directors and the Investment Adviser have been actively engaged in extensive discussions regarding the feasibility of converting the Fund into an open-end mutual fund, merging the Fund with another fund, or liquidating the Fund. Also, the Board of Directors discussed various alternatives with outside advisers. Based on its findings, the Board of Directors determined that open-ending is not a viable option because: (a) demand for an open-end fund investing only in Mexican equities is very limited, (b) distributors in the mutual fund industry have shown little or no interest in selling such a vehicle, and (c) to open-end the Fund would be very costly to its remaining stockholders since the anticipated resulting heavy redemptions would likely increase the Fund's operating expense ratio to an unacceptable level. The Board of Directors also considered merging or combining the Fund with another fund, but based on discussions with various parties no satisfactory partner was found.

     Additionally, on September 21, 1998, the Board of Directors authorized the open market repurchase of outstanding shares of the Fund's common stock as long as the discount continued to exceed 10%. The objective of the stock repurchase program (the "Program") was to reduce the discount and to increase the return to stockholders. Since the inception of the Program, 2,635,800 shares, representing 20.4% of the Fund's outstanding shares when the Program commenced, have been repurchased through January 15, 1999. As of January 15, 1999, the discount was 6.48%. It is currently anticipated that the Fund will continue to purchase shares pursuant to the Program until the Plan is adopted unless the Board of Directors otherwise determines to terminate the Program earlier.

     Based upon the foregoing considerations and other relevant factors, and despite the Board's belief that the Fund has offered stockholders a significant opportunity to participate in the Mexican equity market, on October 26, 1998, the Board of Directors announced its approval and authorization of the orderly liquidation of the Fund based on its determination that such action is in the best interests of the Fund and all of its existing stockholders. On November 30, 1998, the Board of Directors, including all of the Directors who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), adopted the Plan and directed that the Plan be submitted for consideration by the Fund's stockholders. A copy of the Plan is attached hereto as Exhibit A.

     If (a) the Plan is approved by the requisite stockholder vote and (b) all outstanding claims against the Fund and the Board of Directors discussed under "Legal Proceedings" below and any other claims pending against the Fund prior to the effective date of the Plan are satisfactorily resolved in the sole discretion of the Board of Directors, the Fund shall file Articles of Dissolution with the State of Maryland and the Fund's assets will be liquidated at market prices and on such terms and conditions as determined to be reasonable and in the best interests of the Fund and its stockholders in light of the circumstances in which they are sold. Prior to stockholder approval of the Plan, the Fund will continue to invest its assets in accordance with its current investment strategies. Stockholders will receive their proportionate cash interest of the net distributable assets of the Fund upon liquidation.

     Under Maryland law and pursuant to the Fund's Articles of Incorporation, as amended, and Amended and Restated By-Laws, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Fund entitled to vote thereon is needed to approve the liquidation of the Fund. For purposes of the vote on the Plan, abstentions and broker non-votes will have the same effect as a vote against the Plan, but will be counted toward the presence of a quorum. In the event that a majority of the outstanding shares of capital stock of the Fund are not voted in favor of the Plan, with the result that the Plan is not approved, the Fund will continue to exist as a registered investment company in accordance with its stated investment objective and policies. In the event the Plan is not approved, the Board of Directors presently intends to meet to consider what, if any, steps to take in the best interests of the Fund and its stockholders including the possibility of resubmitting the Plan or another plan of liquidation and dissolution to stockholders for future consideration. Also, pursuant to the terms of the settlement agreement discussed under "Legal Proceedings," if the Plan is not approved by stockholders, the Fund will take all reasonable steps to reduce the discount and will hold discussions with its ten largest stockholders in connection with such steps.

     Notwithstanding the approval of a majority of the outstanding shares of capital stock of the Fund, the claims discussed under "Legal Proceedings" below and any other claims pending against the Fund and/or the Board of Directors must be satisfactorily resolved prior to the liquidation of the Fund's assets. Although, as discussed under "Legal Proceedings," the Fund has entered into a settlement agreement in connection with the pending claims, the Fund is currently unable to estimate with precision the costs of resolving such pending claims and exactly when such claims will be resolved. Consequently, the amounts set forth under "Distribution Amounts" below are for illustrative purposes only. The Fund will not liquidate until such claims are satisfactorily resolved in the sole discretion of the Board of Directors.


SUMMARY OF PLAN OF LIQUIDATION AND DISSOLUTION

The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan which is attached hereto as Exhibit A. Stockholders are urged to read the Plan in its entirety.

     Effective Date of the Plan and Cessation of the Fund's Activities as an Investment Company. The Plan will become effective only upon (a) its adoption and approval by the holders of a majority of the outstanding shares of the Fund and (b) the satisfactory resolution in the sole discretion of the Board of Directors of any and all claims pending against the Fund and its Board of Directors (the "Effective Date"). Following these two events, the Fund will file Articles of Dissolution with the State of Maryland and the Fund (i) will cease to invest its assets in accordance with its investment objective and, to the extent necessary, will, as soon as reasonable and practicable after the Effective Date, complete the sale of the portfolio securities it holds in order to convert its assets to cash or cash equivalents, provided, however, that after the event in clause (a) the Board of Directors may authorize the commencement of the sale of portfolio securities and the investment of the proceeds of such sale in investment grade short-term debt securities denominated in U.S. dollars, (ii) will not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and (iii) will dissolve in accordance with the Plan (Plan, Sections 1, 3-4 and 6). The Fund will, nonetheless, continue to meet the source of income, asset diversification and distribution requirements applicable to regulated investment companies through the last day of its final taxable year ending on liquidation.

     Closing of Books and Restriction on Transfer of Shares. The proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their holdings on the Effective Date. On such date, the books of the Fund will be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the NYSE (Plan, Section 5).

     Liquidation Distributions. The distribution of the Fund's assets will be made in up to two cash payments in complete cancellation of all the outstanding shares of capital stock of the Fund. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, and (b) liabilities as the Board of Directors shall reasonably deem to exist against the assets of the Fund on the Fund's books. However, there can be no assurance that the Fund will be able to declare and pay the First Distribution. If the First Distribution is declared and paid, the amount of the First Distribution currently is uncertain. A second distribution (the "Second Distribution"), if necessary, is anticipated to be made within 90 days after the First Distribution and will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the First Distribution and any other miscellaneous income of the Fund.

     Each stockholder not holding stock certificates of the Fund will receive liquidating distributions equal to the stockholder's proportionate interest in the net assets of the Fund. Each stockholder holding stock certificates of the Fund will receive a confirmation showing such stockholder's proportionate interest in the net assets of the Fund with an advice that such stockholder will be paid in cash upon return of the stock certificate. Stockholders holding stock certificates should consider arranging with the Fund's transfer agent a return of their certificates in advance of any liquidating distributions in order to facilitate payments to them. All stockholders will receive information concerning the sources of the liquidating distribution (Plan, Section 8).

     Expenses of Liquidation and Dissolution. All of the expenses incurred by the Fund in carrying out the Plan will be borne by the Fund (Plan, Section 9).

     Continued Operation of the Fund. The Plan provides that the Board of Directors has the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distributions) at any time without stockholder approval, if the Board of Directors determines that such action would be advisable and in the best interests of the Fund and its stockholders, as may be necessary or appropriate to effect the marshalling of Fund assets and the dissolution, complete liquidation and termination of existence of the Fund, and the distribution of its net assets to stockholders in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan. In addition, the Board of Directors may abandon the Plan, with stockholder approval, prior to the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland if the Board of Directors determines that such abandonment would be advisable and in the best interests of the Fund and its stockholders (Plan, Sections 10 and 11). However, it is the Board of Directors' current intention to liquidate and dissolve the Fund as soon as practicable following the settlement of all claims pending against the Fund and/or the Board of Directors.


DISTRIBUTION AMOUNTS

     The Fund's net asset value on December 31, 1998 was $67,444,967. At such date, the Fund had 10,301,731 shares outstanding. Accordingly, on December 31, 1998, the net asset value per share of the Fund was $6.55. The amounts to be distributed to stockholders of the Fund upon liquidation will be reduced by the expenses of the Fund in connection with the liquidation and portfolio transaction costs as well as any costs incurred in resolving the claims pending against the Fund discussed under "Legal Proceedings." Liquidation expenses are estimated to be approximately $86,500 (or $0.0084 per share outstanding on January 15, 1999). Portfolio transaction costs (including amounts allocated for dealer markup on securities traded over the counter) are estimated to be
approximately $   , although actual portfolio transaction costs will depend
upon the composition of the portfolio and the timing of the sale of portfolio securities. Actual liquidation expenses and portfolio transaction costs may vary. The Fund currently estimates that the costs involved in resolving the pending claims should not exceed $400,000. Any increase in such costs will be funded from the cash assets of the Fund and will reduce the amount available for distribution to stockholders.


GENERAL INCOME TAX CONSEQUENCES

     United States Federal Income Tax Consequences. The following is only a general summary of the United States Federal income tax consequences of the Plan. Stockholders should consult with their own tax advisers for advice regarding the application of current United States Federal income tax law to their particular situation and with respect to state, local and other tax consequences of the Plan.

     The liquidating distributions received by a stockholder may consist of three elements: (i) a capital gain dividend to the extent of any long-term capital gains recognized by the Fund during the final tax year; (ii) an ordinary income dividend to the extent of the Fund's interest income and short-term capital gains earned during the final tax year (over and above expenses) that have not previously been distributed; and (iii) a distribution treated as payment for the stockholder's shares. As of December 31, 1998, the Fund had accumulated net realized losses and, additionally, currently expects to realize net losses on the sale of assets in connection with the liquidation. Therefore, it is not currently expected that stockholders will receive any capital gain dividend in the distribution. Also, the Fund does not currently expect to have any undistributed ordinary income when its assets are liquidated. The composition of the actual liquidating distributions may vary due to changes in market conditions and the composition of the Fund's portfolio at the time its assets are sold. Prior to the last day of the Fund's final taxable year, the Fund's Board of Directors will authorize any capital dividend and ordinary income dividend to be distributed as part of the liquidating distribution. Within 60 days after the close of the Fund's final taxable year, the Fund will notify shareholders as to the portion, if any, of the liquidating distribution which constitutes a capital gain dividend and that which constitutes an ordinary income dividend (as well as any amounts qualifying for a credit or deduction against foreign taxes paid by the Fund).

     Any portion of a liquidating distribution paid under the Plan out of investment income or realized capital gains (i.e., a distribution described in (i) or (ii), above) will be taxed under the Internal Revenue Code of 1986, as amended (the "Code"), in the same manner as any other distribution of the Fund. Accordingly, such amounts will be treated as ordinary income or capital gains, if so designated.

     The balance of any amount received upon liquidation (i.e., a distribution described in (iii), above) will be treated for Federal income tax purposes as full payment in exchange for the stockholder's shares. Thus, a stockholder who is a United States resident or citizen will be taxed only to the extent the amount of the balance of the distribution exceeds his or her basis in such shares; if the amount received is less than his or her basis, the stockholder will realize a loss. The stockholder's gain or loss will be a capital gain or capital loss if such shares are held as capital assets.

     Corporate stockholders should note that there is no preferential Federal income tax rate applicable to capital gains for corporations under the Code. Accordingly, all income recognized by a corporate stockholder pursuant to the liquidation of the Fund, regardless of its character as capital gains or ordinary income, will be subject to tax at the same Federal income tax rate.

     Under certain provisions of the Code, some stockholders may be subject to a 31% withholding tax on the liquidating distribution ("backup withholding"). Generally, stockholders subject to backup withholding will be those for whom no taxpayer identification number is on file with the Fund or who, to the Fund's knowledge, have furnished an incorrect number.

IMPACT OF THE PLAN ON THE FUND'S STATUS UNDER THE INVESTMENT COMPANY ACT

     On the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the Investment Company Act. It is expected that the Securities and Exchange Commission will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its deregistration under the Investment Company Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action (Plan, Sections 1, 4 and 10).

     Until the Fund's withdrawal as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and will comply with the Investment Company Act.

PROCEDURE FOR DISSOLUTION UNDER MARYLAND LAW

     After the Effective Date, pursuant to the Maryland General Corporation Law and the Fund's Articles of Incorporation, as amended, and Amended and Restated By-Laws, if at least a majority of the

Fund's aggregate outstanding shares of capital stock are voted for the proposed liquidation and dissolution of the Fund, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the Maryland State Department of Assessments and Taxation, and will become effective in accordance with such law. Upon the effective date of such Articles of Dissolution, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized. The Fund's Board of Directors shall be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund (Plan, Sections 4 and 13).


APPRAISAL RIGHTS

     Shareholders will not be entitled to appraisal rights under Maryland law in connection with the Plan (Plan, Section 15).


VOTING INFORMATION

     Approval of the Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Fund. Unless a contrary specification is made, the accompanying proxy will be voted FOR approval of the Plan.


STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

     At January 15, 1999, the Directors and officers of the Fund as a group (7 persons) owned an aggregate of less than 1/4 of 1% of the outstanding shares of the Fund.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of the Fund's common stock for each person known to be the beneficial owner of more than five percent of the common stock.

                                              SHARES OF COMMON STOCK BENEFICIALLY
                                                              OWNED
                                                     AS OF JANUARY 15, 1999
            NAME AND ADDRESS OF              --------------------------------------
             BENEFICIAL OWNER                      NUMBER         PERCENT OF TOTAL
------------------------------------------   ------------------  ------------------
President and Fellows of Harvard College        1,005,201(1)           9.78%(2)
 c/o Harvard Management Company, Inc.
 600 Atlantic Avenue
 Boston, MA 02210

----------
(1) This information is based upon information reported by the stockholder in a filing on Schedule 13G made with the Securities and Exchange Commission on February 13, 1998.

(2)   Based on 10,277,431 shares outstanding on January 15, 1999.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
         VOTE "FOR" THE PROPOSED PLAN OF LIQUIDATION AND DISSOLUTION.


                               LEGAL PROCEEDINGS

     On June 16, 1998, two stockholders of the Fund commenced against the Fund and its Board of Directors an action in the United States District Court for the Southern District of New York, styled Opportunity Partners L.P. et anno. v. Emerging Mexico Fund, et al., No. 98 Civ. 4218. The complaint in such suit alleges, among other things, that in connection with its 1998 Annual Meeting the Fund violated Federal proxy laws and certain laws of the State of Maryland. The plaintiffs seek declaratory and injunctive relief, including a new election of Directors. The plaintiffs later amended the complaint to purport to sue on behalf of a class of stockholders. On June 22, 1998, the Fund answered the complaint, denying its principal allegations and asserting numerous defenses. The Fund also asserted counterclaims against one of the plaintiffs and other persons, alleging that they violated Federal proxy laws. On June 24, 1998, the Fund served amended counterclaims. On July 29, 1998, the counterclaim defendants moved to dismiss the Fund's counterclaims. The Fund opposed the motion, which remains under the Court's consideration.

     On October 16, 1998, another stockholder of the Fund commenced against the Fund, its Board of Directors and the Investment Adviser a purported class action in the United States District Court for the Southern District of New York, styled Brautigam v. Emerging Mexico Fund, et al., No. 98 Civ. 7296. Purporting to sue on behalf of a class of stockholders, the plaintiff alleges that the Fund and its Board of Directors violated duties of care and loyalty under the Investment Company Act and the common law by not open-ending the Fund or implementing other strategies to reduce the discount. The complaint seeks unspecified compensatory and punitive damages, declaratory and injunctive relief.

     On January 6, 1999, the parties in both cases entered into a settlement agreement. In summary, the agreement provides that the Fund will use its best efforts to secure stockholder approval of the Plan. It further provides that if the Plan is not approved, the Fund will take all reasonable steps to reduce the discount and will consult with its ten largest stockholders in connection with such efforts. The settlement is subject to Court approval. The plaintiffs' lawyers may request that the Court award them attorneys' fees and expenses to be paid by the Fund. Pursuant to the settlement agreement, such request will not exceed a total of $350,000 in attorneys' fees and $5,000 in expenses. The Court has set a hearing on the fairness of the settlement and the request for fees and expenses for March 26, 1999.

     The Fund cannot predict with precision at this time what the cost of resolving these claims will be and any liquidation distribution to the Fund's stockholders will be subject to the satisfactory resolution of these claims.


                            ADDITIONAL INFORMATION

     The expense of preparation, printing and mailing of the enclosed form of proxy and accompanying Notice and Proxy Statement will be borne by the Fund. The Fund will reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of the shares of the Fund. The Fund has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for the Meeting, for a fee of approximately $6,500, together with reimbursement of such firm's expenses.

     In order to obtain the necessary quorum at the Meeting, supplementary solicitation may be made by mail, telephone, telegraph, or personal interview. It is anticipated that the cost of such supplementary solicitation, if any, will be nominal.

     Approval of the proposed Plan of Liquidation and Dissolution requires the affirmative vote of at least a majority of the outstanding shares of capital stock of the Fund cast, in person or by proxy, at a meeting at which a quorum is present. The holders of a majority of the Fund's outstanding common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business at the Meeting. In the event that the necessary quorum to transact business or the vote required to approve the Plan is not obtained at the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting in accordance with applicable law, to permit further solicitation of proxies with respect to such proposal. Any such adjournment will require the affirmative vote of the holders of a majority of the Fund's shares present in person or by proxy at the Meeting. If the necessary quorum is not obtained, the persons named as proxies will vote in favor of adjournment. If the necessary quorum is obtained, the persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Plan and will vote against any such adjournment those proxies to be voted against the Plan.

     The Fund expects that broker-dealer firms holding shares of the Fund in "street name" for the benefit of their customers and clients will request the instructions of such customers and clients on how to vote their shares on the proposal before the Meeting. The Fund understands that, under the rules of the NYSE, such broker-dealers may not, without instructions from such customers and clients, grant authority to the proxies designated by the Fund to vote on the proposal to be considered at the Meeting if no instructions have been received prior to the date specified in the broker-dealer firm's request for voting instructions.

     The shares as to which the proxies so designated are granted authority by broker-dealer firms to vote on the proposal to be considered at the Meeting, the shares as to which broker-dealer firms have declined to vote ("broker non-votes"), as well as the shares as to which proxies are returned by record stockholders but which are marked "abstain" on any item will be included in the Fund's tabulation of the total number of votes present for purposes of determining whether the necessary quorum of stockholders exists. However, abstentions and broker non-votes will not be counted as votes cast. Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

     Management knows of no other matters to be presented at the special meeting. However, if other matters are presented for a vote at the meeting or any adjournments thereof, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters.


ANNUAL REPORT DELIVERY

     THE FUND WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1998 TO ANY STOCKHOLDER UPON REQUEST. Such requests should be directed by mail to PNC Bank, N.A., Attn: The Emerging Mexico Fund, Inc., P.O. Box 8950, Wilmington, Delaware 19899 or by telephone to 1-800-852-4750.


PROPOSALS OF STOCKHOLDERS

     It is expected that if the Fund holds an annual meeting of stockholders in 1999, it will be held in the month of May. Proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders of the Fund must have been received by the Fund for inclusion in its proxy statement and form of proxy relating to that meeting by December 15, 1998.


                                     By Order of the Board of Directors


                                     Thomas R. Smith, Jr.
                                     Secretary

Dated: February   , 1999

                                                                      EXHIBIT A


                         THE EMERGING MEXICO FUND, INC.

                      PLAN OF LIQUIDATION AND DISSOLUTION

     The following Plan of Liquidation and Dissolution (the "Plan") of The Emerging Mexico Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, which has operated since October 11, 1990 as a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with the provisions of the Fund's Articles of Incorporation, dated July 6, 1990, as amended on September 7, 1990 (the "Articles of Incorporation").

     WHEREAS, the Fund's Board of Directors has deemed that in its judgment it is advisable and in the best interests of the Fund and its stockholders to liquidate and dissolve the Fund and at a meeting of the Board of Directors held on November 30, 1998, and by a unanimous written consent of the Board of Directors as of November 30, 1998, has considered and adopted this Plan as the method of liquidating and dissolving the Fund and has directed that this Plan be submitted to stockholders of the Fund for approval;

     NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth:

     1. Effective Date of Plan. The Plan shall be and become effective only upon (a) the adoption and approval of the Plan at a meeting of stockholders called for the purpose of voting upon the Plan by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Fund and (b) the satisfactory resolution in the sole discretion of the Board of Directors of any and all claims pending against the Fund and its Board of Directors. The date of such adoption and approval of the Plan by stockholders and resolution of all pending claims is hereinafter called the "Effective Date."

     2. Notice to Creditors. Upon approval of the Plan, the Fund shall mail notice to its known creditors at their addresses as shown on the Fund's records.

     3. Dissolution. As promptly as practicable, consistent with the provisions of the Plan, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Fund's Articles of Incorporation.

     4. Cessation of Business. After the Effective Date of the Plan, the Fund shall cease its business as an investment company and shall not engage in any business activities except for the purpose of paying, satisfying, and discharging any existing debts and obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs and will dissolve in accordance with the Plan.

     5. Restriction of Transfer and Redemption of Shares. The proportionate interests of stockholders in the assets of the Fund shall be fixed on the basis of their respective stockholdings at the close of business on the Effective Date. On the Effective Date, the books of the Fund shall be closed. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange, Inc.

     6. Liquidation of Assets. After the event in clause (a) in Section 1 hereof, the Board of Directors may authorize the commencement of the sale of portfolio securities and the investment of the proceeds of such sale in investment grade short-term debt securities denominated in U.S. dollars. As soon as is reasonable and practicable after the Effective Date of the Plan, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, all portfolio securities of the Fund not already converted to U.S. cash or U.S. cash equivalents shall be converted to U.S. cash or U.S. cash equivalents.

     7. Payments of Debts. As soon as practicable after the Effective Date of the Plan, the Fund shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

     8. Liquidating Distributions. In accordance with Section 331 of the Internal Revenue Code of 1986, as amended, the distribution of the Fund's assets is expected to be made in up to two cash payments in complete cancellation of all the outstanding shares of capital stock of the Fund. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, and
(b) liabilities as the Board of Directors shall reasonably deem to exist against the assets of the Fund on the Fund's books. A second distribution (the "Second Distribution"), if necessary, is anticipated to be made within 90 days after the First Distribution and will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the First Distribution and any other miscellaneous income to the Fund.

     Each stockholder not holding stock certificates of the Fund will receive liquidating distributions equal to the stockholder's proportionate interest in the net assets of the Fund. Each stockholder holding stock certificates of the Fund will receive a confirmation showing such stockholder's proportionate interest in the net assets of the Fund with an advice that such stockholder will be paid in cash upon return of the stock certificate. All stockholders will receive information concerning the sources of the liquidating distribution.

     9. Expenses of the Liquidation and Dissolution. The Fund shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of stockholders whether or not the liquidation contemplated by this Plan is effected.

     10. Power of Board of Directors. The Board of Directors and, subject to the direction of the Board of Directors, the Fund's officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws.

     The death, resignation or other disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

     11. Amendment or Abandonment of Plan. The Board of Directors shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan

(other than the terms of the liquidating distributions) at any time without stockholder approval, if the Board of Directors determines that such action would be advisable and in the best interests of the Fund and its stockholders, as may be necessary or appropriate to effect the marshalling of Fund assets and the dissolution, complete liquidation and termination of existence of the Fund, and the distribution of its net assets to stockholders in accordance with the laws of the State of Maryland and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and in the judgment of the Board of Directors will materially and adversely affect the interests of the Fund's stockholders, such variation or amendment will be submitted to the Fund's stockholders for approval. In addition, the Board of Directors may abandon this Plan, with stockholder approval, prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Fund and its stockholders.

     12. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to the appropriate parties that this Plan has been approved by the Board of Directors and the stockholders and that the Fund will be liquidating its assets, to the extent such notice is required under the Maryland General Corporation Law (the "MGCL").

     13. Articles of Dissolution. As soon as practicable after the Effective Date and pursuant to the MGCL, the Fund shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation.

          (a) The Fund's Board of Directors shall be the trustees of its assets for purposes of liquidation after the acceptance of the Articles of Dissolution, unless and until a court appoints a receiver. The Director-trustees will be vested in their capacity as trustees with full title to all the assets of the Fund.

          (b) The Director-trustees shall (i) collect and distribute any remaining assets, applying them to the payment, satisfaction and discharge of existing debts and obligations of the Fund, including necessary expenses of liquidation; and (ii) distribute the remaining assets among the stockholders.

          (c) The Director-trustees may (i) carry out the contracts of the Fund; (ii) sell all or any part of the assets of the Fund at public or private sale; (iii) sue or be sued in their own names as trustees or in the name of the Fund; and (iv) do all other acts consistent with law and the Articles of Incorporation of the Fund necessary or proper to liquidate the Fund and wind up its affairs.

     14. Power of the Directors. Implementation of this Plan shall be under the direction of the Board of Directors, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further stockholder action.

     15. Appraisal Rights. Stockholders will not be entitled to appraisal rights under Maryland law in connection with the Plan.

                         THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Paul Schubert and Brian S. Shlissel as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of Common Stock of The Emerging Mexico Fund, Inc. (the "Fund") held of record by the undersigned on January 15, 1999 at a Special Meeting of the Stockholders of the Fund to be held on March 25, 1999 or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.


1. To approve the liquidation and dissolution of the Fund, as set forth in the Plan of Liquidation and Dissolution adopted by the Board of Directors of the Fund.

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

2. In the discretion of such proxies, upon such other business as may properly come before the meeting or any adjournment thereof.

                        (CONTINUED ON THE REVERSE SIDE)

                                       Dated                             , 1999
                                            -----------------------------

                                       X
                                        ---------------------------------------
                                                       Signature

                                       X
                                        ---------------------------------------
                                              Signature, if held jointly

                                       Please sign exactly as name appears
                                       hereon. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney or as executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by president or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.


   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.